Exhibit 4.3

STANDARD TERMS

STANDARD TERMS FOR AUTHORIZED PARTICIPANT AGREEMENTS (the “Standard Terms”) agreed to as of July 30, 2009 by and between the iShares® Diversified Alternatives Trust, a Delware statutory trust (the “Trust”), and iShares® Delaware Trust Sponsor LLC, a Delaware limited liability company, in its capacity as the sponsor of the Trust (in such capacity, the “Sponsor”).

ARTICLE I

ORDERS FOR PURCHASE AND REDEMPTION

Section 1.01. Authorization to Purchase and Redeem Baskets. Subject to the provisions of the Authorized Participant Agreement, during the term of the Authorized Participant Agreement the Authorized Participant will be authorized to purchase and redeem Baskets of Shares in compliance with the provisions of the Trust Agreement and the Procedures.

Section 1.02. Procedures for Orders. Each party hereto agrees to comply with the provisions of the Trust Agreement and the Procedures to the extent applicable to it.

Section 1.03. Consent to Recording. The phone lines used by the Trust, the Processing Agent, the Settlement Agent or their affiliated persons may be recorded, and the Authorized Participant hereby consents to the recording of all calls with any of those parties.

Section 1.04. Irrevocability. The Authorized Participant agrees on behalf of itself and any Authorized Participant Client that delivery to the Processing Agent of an Order shall be irrevocable; provided that each of the Trust and the Sponsor reserves the right to reject any Order in compliance with the provisions of the Trust Agreement and the Procedures.

Section 1.05. Costs and Expenses. The Authorized Participant shall be responsible for any and all expenses and costs incurred by the Trust in connection with any Orders, including, without limitation, any transaction fees or interest or funding cost incurred by the Trust in connection with the Authorized Participant’s failure to timely settle any Order.

Section 1.06. Delivery of Consideration to the Trust. The Authorized Participant understands and agrees that in the event corresponding cash consideration is not transferred to the Trust by the time specified in the Purchase Order and in compliance with the Procedures and the Trust Agreement, a Purchase Order may be cancelled by the Processing Agent and the Authorized Participant will be solely responsible for all costs incurred by the Trust related to the cancelled Order.

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Section 1.07. Title to Shares Surrendered for Redemption. The Authorized Participant represents and warrants to the Trust that in connection with a Redemption Order, the Authorized Participant will have full power and authority to surrender to the Settlement Agent for redemption the corresponding Shares, and upon such surrender the Trust will acquire good and unencumbered title to such Shares, free and clear of all liens, charges, duties imposed on the transfer of assets and encumbrances and not subject to any adverse claims, transferability restrictions (whether arising by operation of law or otherwise), loan, pledge, repurchase or securities lending agreements or other arrangements which would preclude the delivery of such Shares on a “regular way” basis.

Section 1.08. Certain Payments or Distributions. With respect to any Redemption Order, the Authorized Participant on behalf of itself and any Authorized Participant Client acknowledges and agrees to return to the Trust any payment, distribution or other amount paid to it or an Authorized Participant Client in respect of any property transferred to the Authorized Participant or any Authorized Participant Client that, based on the valuation of such property at the time of transfer, should have been paid to the Trust. The Trust is entitled to reduce the amount of any property due to the Authorized Participant or any Authorized Participant Client by an amount equal to any payment, distribution or other sum to be paid to the Authorized Participant or to the Authorized Participant Client in respect of any property transferred to the Authorized Participant or any Authorized Participant Client that, based on the valuation of such property at the time of transfer, should be paid to the Trust. Likewise, the Trust acknowledges and agrees to return to the Authorized Participant or any Authorized Participant Client any payment, distribution or other amount paid to it in respect of any Shares transferred to the Trust that, based on the valuation of such Shares at the time of transfer, should have been paid to the Authorized Participant or such Authorized Participant Client.

ARTICLE II

AUTHORIZED REPRESENTATIVES

Section 2.01. Certification. Concurrently with the execution of the Authorized Participant Agreement, and as requested from time to time by the Trust but no less frequently than annually, the Authorized Participant shall deliver to the Trust a certificate signed by the Authorized Participant’s Secretary or other duly authorized official setting forth the names, e-mail addresses and telephone and facsimile numbers of all persons authorized to give instructions relating to any activity contemplated hereby or any other notice, request or instruction on behalf of the Authorized Participant (each an “Authorized Representative”). Such certificate may be accepted and relied upon by the Trust as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until (i) receipt by the Trust of a superseding certificate in a form approved by the Trust bearing a subsequent date, or (ii) termination of the Authorized Participant Agreement.

Section 2.02. PIN Numbers. The Processing Agent shall issue to each Authorized Participant a unique personal identification number (“PIN Number”) by which such Authorized Participant shall be identified and instructions issued by the Authorized Participant shall be authenticated. The PIN Number shall be kept confidential and only provided to Authorized Representatives. The Authorized Participant may revoke the PIN Number at any time upon written notice to the Processing Agent, and the Authorized Participant shall be responsible for doing so in the event that it becomes aware that an unauthorized person has received access to its PIN Number or has or intends to use the PIN Number in an unauthorized manner. Upon receipt of such written request, the Processing Agent shall, as promptly as practicable, de-activate the PIN Number. If an Authorized Participant’s PIN Number is changed, the new PIN Number will become effective on a date mutually agreed upon by the Authorized Participant and the Processing Agent. The Authorized Participant agrees that, absent the Processing Agent’s fraud, willful misconduct or failure to cancel the PIN Number promptly following a written request to do so from the

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Authorized Participant or the termination of the Authorized Participant Agreement, none of the Trust, the Trustee or the Processing Agent shall be liable for losses incurred by the Authorized Participant as a result of unauthorized use of the Authorized Participant’s PIN Number prior to the time the Authorized Participant provides notice to the Processing Agent of the termination or revocation of authority pursuant to Section 2.03.

Section 2.03. Termination of Authority. Upon the termination or revocation of authority of an Authorized Representative by the Authorized Participant, the Authorized Participant shall (i) give immediate written notice of such fact to the Processing Agent and such notice shall be effective upon receipt by the Processing Agent; and (ii) request a new PIN Number. The Processing Agent shall, as promptly as practicable, de-activate the PIN Number upon receipt of such written notice.

Section 2.04. Verification. The Processing Agent may assume that all instructions issued to it using the Authorized Participant’s PIN Number have been properly placed by Authorized Representatives, unless the Processing Agent has actual knowledge to the contrary or the Authorized Participant has revoked its PIN Number. The Processing Agent shall have no duty to verify that an Order has been placed by an Authorized Representative. The Authorized Participant agrees that the Processing Agent shall not be responsible for any losses incurred by the Authorized Participant as a result of an Authorized Representative identifying himself or herself as a different Authorized Representative or an unauthorized person identifying himself or herself as an Authorized Representative, unless the Processing Agent previously received from the Authorized Participant written notice to revoke its PIN Number.

ARTICLE III

STATUS OF THE AUTHORIZED PARTICIPANT

Section 3.01. Clearing Status. The Authorized Participant represents, covenants and warrants that, as of the date of execution of the Authorized Participant Agreement, and at all times during the term of the Authorized Participant Agreement, the Authorized Participant is and will be entitled to use the clearing and settlement services of each of the national clearing and settlement organizations through which, in compliance with the Procedures, the transactions contemplated hereby will clear and settle. Any change in the foregoing status of the Authorized Participant shall terminate the Authorized Participant Agreement and the Authorized Participant shall give prompt written notice thereof to the Processing Agent.

Section 3.02. Registration Status. The Authorized Participant represents and warrants that, unless Section 3.03 is applicable to it, it is (i) registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, (ii) qualified to act as a broker or dealer in the states or other jurisdictions where it transacts business to the extent so required by applicable law, (iii) a member in good standing of the FINRA and (iv) if required in connection with its activities hereunder, registered as a futures commission merchant under the Commodity Exchange Act, as amended and a member in good standing of the National Futures Association. The Authorized Participant agrees that it will maintain such registrations, qualifications, and membership in good standing and in full force and effect throughout the term of the Authorized Participant Agreement. The Authorized Participant further agrees to comply with all Federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder, to the extent such laws and regulations are applicable to the Authorized Participant’s transactions in Shares, and with the Constitution, By-Laws and Conduct Rules of the FINRA applicable to its activities as an Authorized Participant, that it will not offer or sell Shares in any state or jurisdiction where they may not lawfully be offered and/or sold, and without limiting the foregoing that it will comply with any applicable transfer restrictions with respect to Shares set forth in the current Prospectus.

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Section 3.03. Foreign Status. If the Authorized Participant is offering and selling Shares in jurisdictions outside the several states, territories and possessions of the United States and is not otherwise required to be registered, qualified, or a member of the FINRA as set forth in the preceding paragraph, the Authorized Participant nevertheless agrees to observe the applicable laws of the jurisdiction in which such offer and/or sale is made (e.g., it will not offer or sell Shares in any state or jurisdiction where they may not lawfully be offered and/or sold), to comply with the full disclosure requirements of the 1933 Act and the regulations promulgated thereunder and to conduct its business in accordance with the spirit of the FINRA Conduct Rules.

Section 3.04. Compliance with Certain Laws. If the Authorized Participant is subject to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“U.S.A. PATRIOT Act”), the Authorized Participant is in compliance with the anti-money laundering and related provisions of the U.S.A. PATRIOT Act.

Section 3.05. Authorized Participant Status.

(a) The Authorized Participant understands and acknowledges that the method by which Baskets of Shares will be created and traded may raise certain issues under applicable securities laws. For example, because new Baskets of Shares may be issued and sold by the Trust on an ongoing basis, at any point a “distribution”, as such term is used in the 1933 Act, may occur. The Authorized Participant understands and acknowledges that some activities on its part, depending on the circumstances, may result in its being deemed a participant in a distribution in a manner which could render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act.

(b) The Sponsor shall ensure that the Prospectus contains an accurate and current listing of Authorized Participants.

ARTICLE IV

ROLE OF AUTHORIZED PARTICIPANT

Section 4.01. Independent Contractor. The Authorized Participant acknowledges and agrees that for all purposes of the Authorized Participant Agreement, the Authorized Participant will be deemed to be an independent contractor, and will have no authority to act as agent for the Trust or the Trustee in any matter or in any respect. The Authorized Participant agrees to make itself and its employees available, upon request, during normal business hours to consult with the Trust, the Sponsor or their designees concerning the performance of the Authorized Participant’s responsibilities under the Authorized Participant Agreement; provided, however, that the Authorized Participant shall be under no obligation to divulge or otherwise disclose any information that the Authorized Participant reasonably believes (i) it is under legal obligation not to disclose, or (ii) it is confidential or proprietary in nature.

Section 4.02. Rights and Obligations of DTC Participant. In executing the Authorized Participant Agreement, the Authorized Participant agrees in connection with any purchase or redemption transactions in which it acts for an Authorized Participant Client or for any other DTC Participant or indirect participant, or any other person on whose behalf it holds Shares, that it shall extend to any such party all of the rights, and shall be bound by all of the obligations, of a DTC Participant in addition to any obligations that it undertakes hereunder or under the Procedures.

Section 4.03. Beneficial Owner Communications. The Authorized Participant agrees, subject to any limitations arising under federal or state securities laws relating to privacy or other obligations it may have to its customers, to assist the Trust or the Sponsor in determining the ownership level of each

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beneficial owner relating to positions in Shares that the Authorized Participant may hold as record holder or that may be held through the Authorized Participant as a DTC Participant. In addition, the Authorized Participant agrees, in accordance with applicable laws, rules and regulations, at the request of the Sponsor or the Trustee to forward to such beneficial owners written materials and communications received from the requesting party in sufficient quantities to allow mailing thereof to such beneficial owners, including notices, annual reports, disclosure or other informational materials and any amendments or supplements thereto that may be required to be sent by the Sponsor or the Trust to such beneficial owners pursuant to the Trust Agreement or applicable law or regulation, or that the Sponsor or the Trust reasonably wishes to distribute, at its own expense, to such beneficial owners.

ARTICLE V

TAX MATTERS

Section 5.01. Tax Reporting.

(a) An Authorized Participant will provide tax reporting information with respect to the Trust to or for the benefit of taxpayers for whom the Authorized Participant holds Shares as a nominee as required by law.

(b) An Authorized Participant will furnish information to the Trust with respect to any taxpayer for whom the Authorized Participant holds Shares as a nominee as required under Treasury regulation section 1.6031(c)-1T or any successor thereto in addition to any information required by other provisions of this Article V.

(c) An Authorized Participant will use commercially reasonable efforts to ensure that any taxpayer for whom the Authorized Participant holds Shares as a nominee has provided IRS Form W-9, W-8BEN, or other forms or documentation qualifying as a withholding certificate or documentary evidence or other appropriate documentation within the meaning of Treasury regulation section 1.1441-1(c) or any successor thereto, as necessary to establish an exemption from withholding tax and backup withholding tax with respect to income of the Trust allocable to such investor. The Authorized Participant will act as an agent of the Trust in collecting and holding such forms or documentation, and annually will provide a copy of such forms to the Trust or its agent. Upon reasonable request by the Trust or its agent, the Authorized Participant will provide the originals of such forms or documentation to the extent held by the Authorized Participant at that time and will assist the Trust in obtaining such original forms or documentation (or, to the extent originals are not available, copies thereof) from investors or other nominees to the extent not held by the Authorized Participant. The provisions of this Section 5.01(c) of the Authorized Participant Agreement are subject to, and may be modified by, any agreements between the Trustee, on behalf of the Trust, and an Authorized Participant separate and apart from the Authorized Participant Agreement, that provide otherwise.

ARTICLE VI

MARKETING MATERIALS AND REPRESENTATIONS

Section 6.01. Authorized Participant’s Representation. The Authorized Participant represents, warrants and agrees that it will not make, or permit any of its representatives to make, any representations concerning Shares other than those contained in the Trust’s then current Prospectus or in any promotional materials or sales literature furnished to the Authorized Participant by the Sponsor. The Authorized Participant agrees not to furnish or cause to be furnished to any person or display or publish any information or materials relating to Shares (including, without limitation, promotional materials and sales

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literature, advertisements, press releases, announcements, statements, posters, signs or other similar materials), except such information and materials as may be furnished to the Authorized Participant by the Sponsor and such other information and materials as may be approved in writing by the Sponsor. The Authorized Participant understands that the Trust will not be advertised as offering redeemable securities, and that any advertising materials will prominently disclose that Shares are not redeemable units of beneficial interest in the Trust. Notwithstanding the foregoing, the Authorized Participant may, without the written approval of the Sponsor, prepare and circulate in the regular course of its business reports, research or similar materials that include information, opinions or recommendations relating to the Shares (i) for public dissemination, provided that such reports, research or similar materials compare the relative merits and benefits of Shares with other products and are not used for purposes of marketing Shares and (ii) for internal use by the Authorized Participant.

Section 6.02. Prospectus.

(a) The Sponsor will provide, or cause to be provided, to the Authorized Participant copies of the then current Prospectus and any printed supplemental information in reasonable quantities upon request. The Sponsor will notify the Authorized Participant when a revised, supplemented or amended Prospectus for Shares is available, and make available to the Authorized Participant copies of such revised, supplemented or amended Prospectus at such time and in such quantities as may be reasonable to permit the Authorized Participant to comply with any obligation the Authorized Participant may have to deliver such Prospectus to its customers. The Sponsor shall be deemed to have complied with this Section 6.02 when the Authorized Participant has received such revised, supplemented or amended Prospectus by e-mail, in printable form, with such number of hard copies as may be agreed from time to time by the parties promptly thereafter.

(b) The Authorized Participant represents and warrants to the Sponsor that it will deliver the then current Prospectus upon any sale by it of Shares (other than a redemption) or, if applicable, a notice consistent with Rule 173 under the 1933 Act in lieu of a Prospectus, to the extent so required by applicable law.

ARTICLE VII

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 7.01. Indemnification. The provisions of this Section 7.01 shall survive termination of the Agreement.

(a) The Authorized Participant shall indemnify and hold harmless the Sponsor, the Trustee, the Trust, the Processing Agent, their respective subsidiaries, Affiliates, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an “Indemnified Party”) from and against any loss, liability, cost and expense (including attorneys’ fees) incurred by such Indemnified Party as a result of (i) any breach by the Authorized Participant of any representations or warranties of the Authorized Participant (including under Section 3.3 of the Trust Agreement); (ii) any failure on the part of the Authorized Participant to perform any of its obligations set forth in the Authorized Participant Agreement; (iii) any failure by the Authorized Participant to comply with applicable laws, including rules and regulations of self-regulatory organizations, that apply to it; or (iv) actions of such Indemnified Party in reliance upon any instructions issued in accordance with the Procedures reasonably believed by such Indemnified Party to be genuine and to have been given by the Authorized Participant.

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(b) The Authorized Participant shall not be liable to any Indemnified Party for any damages arising out of (i) mistakes or errors in data provided in connection with purchase or redemption transactions except for data provided by the Authorized Participant, or (ii) mistakes or errors by, or arising out of interruptions or delays of communications with, the Trust or any Indemnified Party.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Commencement of Trading. The Authorized Participant may not submit an Order until five Business Days after the date of execution of the Authorized Participant Agreement (or such other date as may be designated by the Sponsor).

Section 8.02. Definitions. The capitalized terms used herein are defined as follows.

(a) “1933 Act” means the U.S. Securities Act of 1933, as amended.

(b) “Affiliate” shall have the meaning given to it by Rule 501(b) under the 1933 Act.

(c) “Authorized Participant Agreement” shall mean an Authorized Participant Agreement (including the Procedures attached thereto) among the Authorized Participant, the Trust and the Sponsor into which these Standard Terms shall have been incorporated by reference.

(d) “Authorized Participant” shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

(e) “Authorized Participant Client” means any party on whose behalf the Authorized Participant acts in connection with an Order (whether a customer or otherwise).

(f) “Authorized Representative” shall have the meaning ascribed to it in Section 2.01 hereof.

(g) “Basket” shall have the meaning ascribed to it in the Authorized Participant Agreement.

(h) “Business Day” means any day other than a Saturday, a Sunday and any day on which banks in the States of New York or California are required or authorized by law or regulation to remain closed.

(i) “DTC” means The Depository Trust Company.

(j) “FINRA” means the Financial Industry Regulatory Authority.

(k) “Indemnified Party” shall have the meaning ascribed to it in Section 7.01.a hereof.

(l) “Shares” shall have the meaning ascribed to it in the Authorized Participant Agreement.

(m) “Prospectus” means the Trust’s current prospectus included in its effective registration statement, as supplemented or amended from time to time.

(n) All other capitalized terms used in these Standard Terms and not otherwise defined shall have the meaning ascribed to such terms in the Authorized Participant Agreement (including the Procedures attached thereto).

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Section 8.03. Third Party Beneficiary. The parties acknowledge and agree that the Processing Agent and each Indemnified Party not a party to this Agreement shall be a third party beneficiary to the Authorized Participant Agreement, including but not limited to the rights set forth in Section 7.01 of the Standard Terms.

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IN WITNESS WHEREOF, the Sponsor and the Trust have executed these Standard Terms as of the date set forth above.

iSHARES® DIVERSIFIED ALTERNATIVES TRUST

By BARCLAYS GLOBAL INVESTORS, N.A., in its capacity as Trustee of the iShares® Diversified Alternatives Trust

By:	/S/ RAMAN SURI
Name:	Raman Suri
Title:	Managing Director

By:	/S/ TONY E. KELLY
Name:	Tony E. Kelly
Title:	Principal

iSHARES® DELAWARE TRUST SPONSOR LLC, in its capacity as Sponsor of the iShares® Diversified Alternatives Trust

By:	/S/ RAMAN SURI
Name:	Raman Suri
Title:	Managing Director

By:	/S/ TONY E. KELLY
Name:	Tony E. Kelly
Title:	Principal